As filed with the Securities and Exchange Commission on May 31, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIVERVIEW FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	38-3917371
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

3901 North Front Street

Harrisburg, Pennsylvania 17110

(717) 957-2196

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kirk D. Fox, CEO

3901 North Front Street,

Harrisburg, Pennsylvania 17110

717-957-2196

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To:

Kimberly J. Decker

Barley Snyder LLP

126 East King Street

Lancaster, PA 17602-2893

(717) 299-5201

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Share Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	75,000 [1]	11.535 [2]	$865,125	$88.00

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of Riverview Financial Corporation registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock.
(2)	Determined, in accordance with Rule 457(c), upon the basis of the average of the bid and asked price reported on the OTC on March 22, 2016.

PROSPECTUS

RIVERVIEW FINANCIAL CORPORATION

3901 North Front Street

Harrisburg, Pennsylvania 17110

(717) 957-2196

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

This Prospectus relates to 75,000 shares of the no par value common stock of Riverview Financial Corporation (the “Corporation”) being offered by the Corporation under the Riverview Financial Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides holders of record of the Corporation’s common stock with a simple and convenient method of using cash dividends to purchase shares of the Corporation’s common stock, and also permits shareholders, at their option, to make additional purchases of common stock through additional cash payments, within specified limits.

Shares of common stock to be issued under the Plan will be purchased from the Corporation, on the open market or in privately negotiated transactions. All purchases from the Corporation will be made at market prices, determined in the manner described in the Plan. The Corporation’s common stock is quoted on the OTCQX Market under the symbol “RIVE”.

You should retain this Prospectus for future reference.

Investing in our securities involves risks. Before buying any securities, you should carefully read the discussion of material risks involved in investing in our securities under the heading “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The date of this Prospectus is May 20, 2016. You should not assume that the information in this prospectus is still accurate as of any later date.

SUMMARY

The Corporation has adopted the Riverview Financial Corporation Dividend Reinvestment and Stock Purchase Plan to offer its shareholders an opportunity to purchase additional shares of the Corporation’s common stock automatically through the reinvestment of cash dividends and by making additional, voluntary cash payments. All shareholders of the Corporation are eligible to participate in the plan. You may make purchases under the plan with some or all of the cash dividends you receive on the Corporation’s common stock. The price of shares to plan participants will be 95% of the weighted average price actually paid for the shares.

The Corporation will issue shares to plan participants from its authorized but unissued shares, purchase shares on the open market or in privately negotiated transactions, or use a combination of those methods. The price of the shares to plan participants will be 95% of the weighted average price actually paid by the Corporation for the shares, excluding all fees, brokerage commissions, and expenses. The Corporation will pay all fees, brokerage commissions, and expenses incurred in connection with the plan, including the 5% discount on the purchase price of shares purchased by the plan.

Shares purchased through the Plan will automatically be enrolled in the plan, and future cash dividends on those shares will be used to purchase additional shares under the plan. You may enroll in the plan by completing an enrollment form and returning it to the Corporation’s stock transfer agent and plan administrator (the “Plan Administrator”):

American Stock Transfer & Trust Company, LLC

Plan Administration Department

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Phone no: 800-278-435

If you enroll in the plan, the administrator will use the cash dividends on the shares you designate, as well as any voluntary cash payments you make, to purchase additional shares of the Corporation’s common stock. Historically, we have paid cash dividends on a quarterly basis. If we do not pay a cash dividend, there will be no investment under the plan, unless you purchase shares through the plan’s voluntary cash payment feature. Purchases of common stock by the plan will be made monthly.

We may amend the plan from time to time. This prospectus describes the plan as in effect as of the date hereof. If you do not choose to enroll in the plan, you will continue to receive cash dividend payments from the Corporation, if and when cash dividends are declared and paid.

RISK FACTORS

The business of the Corporation and its banking subsidiary, Riverview Bank, involves significant risks which are described below. Additional risks may arise in the future, and risks that are currently not considered significant may impact the operations of the Corporation and Riverview Bank. Management’s ability to analyze and manage these and other risks could affect the future financial results of the Corporation. If any of the events or circumstances described below materializes, the financial condition or results of operations of the Corporation could suffer and the market price of the Corporation’s common stock could decline. Therefore, you should carefully read and consider these risk factors, together with all the other information contained in this offering memorandum or incorporated by reference herein, before you decide to invest in the Corporation’s common stock.

Risks Related to the Corporation’s Common Stock and the Plan

The Corporation’s common stock is not insured, and you could lose the value of your entire investment.

An investment in shares of the Corporation’s common stock is not a savings account, deposit or other obligation of a bank or depository institution and is not insured by the FDIC or any other governmental agency and is subject to investment risk, including the possible loss of the entire investment.

Participants in the plan are at risk for market fluctuations between the time the administrator receives their cash dividends or voluntary cash payments and the purchase of the shares.

Participants in the plan do not have control over or authority to direct the price or time at which common stock is purchased for plan accounts. Therefore, participants bear the market risk associated with fluctuations in the price of the Corporation’s common stock between the time the administrator receives their cash dividends or voluntary cash payments and the purchase of the shares. Since the administrator may purchase shares from the Corporation, in the open market or in privately negotiated transactions (or a combination of all three), the administrator cannot completely control when or the price at which purchases will be made under the plan.

Purchases may occur over multiple transactions and could be made at different prices per share. You will not receive any interest on cash dividends or voluntary cash payments pending the purchase of common stock by the administrator.

Shares of the Corporation’s common stock will lack a significant trading market.

Shares of the Corporation’s common stock will not be traded on any national securities exchange and therefore, its common stock will be highly illiquid. There is no assurance that an active trading market in the Corporation’s common stock will develop or, if such a market develops, that it will be sustained. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock, or to obtain coverage for significant news events concerning the Corporation, and the common stock may not be suitable for margin loans, for investment by financial institutions, as consideration in future acquisition transactions or other purposes.

You will be liable for federal income tax on cash dividends reinvested under the plan and any discount granted by the Board of Directors on the purchase price of shares purchased by the plan.

If you reinvest cash dividends under the plan, you will be treated for federal income tax purposes as having received dividend income on the related dividend payment date. You also will be deemed to have received taxable income to the extent of the discount on the purchase price of the shares purchased under the plan and to the extent the Corporation pays commissions and other brokerage expenses in purchasing shares on your behalf. This may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See “Federal Income Tax Information.”

The plan does not represent a change in the Corporation’s dividend policy and there is no assurance that the Corporation will continue to pay cash dividends.

The plan does not represent a change in the Corporation’s dividend policy. Historically, we have paid quarterly cash dividends on our common stock at the discretion of the Board of Directors. Our future dividend policy will depend on a number of factors including, among other things, statutory and regulatory restrictions, business conditions, earnings, financial condition, regulatory requirements, and the discretion of the Board of Directors. Further, our ability to pay cash dividends is dependent upon the ability of Riverview Bank to pay dividends to the Corporation. Therefore, there is no assurance whether, or at what rate, the Corporation will continue to pay cash dividends.

The current 5% discount on the purchase price of the shares purchased by the plan may be modified or terminated at any time by the Corporation’s Board of Directors. Therefore, there is no assurance that the current discount will be maintained or for how long it may be maintained or whether it will increase or decrease in the future.

The price paid for shares purchased under the plan will be the weighted average purchase price paid for all shares purchased.

The price paid for shares purchased by the plan in the open market or in privately negotiated transactions (or a combination of both) is determined in an arm’s length transaction. The price paid for shares purchased by the plan from the Corporation is determined based on the average of the closing prices for the Corporation’s common stock over a 14 day period, as quoted by the OTCQX. Furthermore, purchases made under the plan may take place over multiple transactions at different prices. The price paid for the shares of the Corporation’s common stock by a plan participant for a given quarter will be 95% of the weighted average price actually paid for all shares acquired for that month’s investment. There is no assurance that the price paid per share in any transaction bears any relationship to assets, earnings, book value, or any other established criteria of value of the Corporation.

The Corporation may not receive proceeds from the purchase of shares for the benefit of plan participants. In addition, shareholders of the Corporation, including affiliates who are shareholders, may benefit from the purchase of the Corporation’s shares by the plan.

When the plan purchases shares in the open market or in privately negotiated transactions, only the sellers of the Corporation’s shares in those transactions will receive the proceeds from the purchase of those shares by the plan. Since the plan may purchase shares in the open market or in privately negotiated transactions, persons who are officers, directors and employees of the Corporation who own stock in the Corporation as well as other shareholders of the Corporation could benefit if shares which they hold are purchased by, and sold to, the plan for the benefit of the plan participants. The Corporation will not receive or participate in any of the proceeds from those transactions. The Corporation only receives proceeds from transactions in which the plan purchases shares directly from the Corporation.

Our bylaws provide for the indemnification of directors, officers, and employees and limit the liability of directors.

Our bylaws contain provisions limiting the liability of our directors in connection with any actions they take as directors. Such provisions can have, as one significant effect, the loss to the Corporation and its shareholders of a cause of action against the directors for monetary damages. Causes of action for self-dealing, willful misconduct or recklessness and claims for non-monetary relief, however, generally are unaffected by such provisions. The restriction on monetary liability can discourage derivative litigation seeking such relief and, in the case of claims having merit, could reduce the recovery by the Corporation of monetary damages. One of the significant effects of the indemnification provisions in the bylaws is to authorize indemnification against judgments and settlements in a derivative suit. As a result, damages assessed against a director that would be paid to the Corporation would be at least reduced by the indemnification amounts owed by the Corporation to such person. Accordingly, the Corporation will not receive any net benefit from such awards or settlement amounts and could incur a loss after indemnification payments are made.

Our articles of incorporation and bylaws contain anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of the common stock.

Provisions of Pennsylvania law and of the Corporation’s Articles of Incorporation and Bylaws could make it more difficult for a third party to acquire control of the Corporation or have the effect of discouraging a third party from attempting to acquire control of the Corporation. The Corporation’s Articles of Incorporation and Bylaws include certain provisions which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over the Corporation by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the Corporation’s shareholders by providing a measure of assurance that the Corporation’s shareholders will be treated fairly in the event of an unsolicited takeover bid. However, the anti-takeover provisions set forth in the Corporation’s Articles of Incorporation and Bylaws, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to the Corporation’s common stock. To the extent that these provisions actually discourage such a transaction, holders of the Corporation’s common stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, some of these provisions make it more difficult to remove, and thereby may serve to entrench, the Corporation’s incumbent directors and officers, even if their removal would be regarded by some shareholders as desirable.

Absence of cumulative voting and the existence of a classified board of directors have the effect of moderating change.

Cumulative voting may be used by an offeror or acquirer to more readily gain board representation and to gain power more rapidly over management, and the denial of this right may serve as an anti-takeover defense. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the Board of Directors.

Our bylaws also provide for a classified or staggered board of directors. A classified board has the effect of moderating the pace of any change in control of the board of directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. This extension of time also tends to discourage a tender offer or takeover bid.

Risks Related to the Corporation’s Business

Future governmental regulation and legislation, including the Dodd-Frank Act and Basel III, could limit the Corporation’s future growth.

The Corporation and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of the Corporation. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect the Corporation’s ability to expand its services and to increase the value of its business. Additionally, a number of provisions of the Dodd-Frank Act remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of the new regulations, including, without limitation, higher minimum capital levels, higher cost of deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the Bureau of Consumer Financial Protection, could have a significant adverse impact on the company’s business, financial condition and results of operations. Compliance with Basel III and the Dodd-Frank Act may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on the Corporation, these changes could be materially adverse to the Corporation’s shareholders.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We operate in an extremely competitive banking environment. In Pennsylvania, larger banks dominate the commercial banking industry. In addition, future competitors, including new commercial banks, may enter our market area. In recent years, there has been a trend toward fewer banks controlling a greater market share. Many of our competitors offer services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business.

In addition, larger competitors may be able to price loans and deposits more aggressively than we can. We compete with other financial institutions, including savings and loan associations, credit unions, money market funds, stock brokerage firms, insurance companies, and others in obtaining lendable funds and in making loans. The non-bank financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on banks. As a result, these non-bank competitors have an advantage over us in providing certain services.

Our strategy is to attract customers by providing personalized services while remaining local and independent. There can be no assurance that this strategy will lead to success.

A downturn in the economic conditions in our market areas may adversely affect our business.

Currently, our lending and deposit-gathering activities are concentrated primarily in Central Pennsylvania in Berks, Dauphin, Northumberland, Perry, and Schuylkill counties. We also engage in lending and deposit-gathering activities in Somerset County, Pennsylvania. Therefore, our success depends in large part on general economic conditions in this region. Adverse changes in the local economy could reduce our growth rate, impair our ability to collect loans, and generally adversely affect our financial condition and results of operations.

We may be unable to retain or replace members of senior management, or of the board of directors, or to hire and retain other skilled personnel.

Our business success depends to a great extent upon the services of our officers and directors. The loss of key personnel would have a material adverse effect upon our future prospects. Competition for qualified personnel in the banking industry is intense, and there can be no assurance that we will continue to be successful in attracting, recruiting, and retaining skilled managerial, marketing, and technical personnel necessary for the successful operation of existing lending, operations, accounting, and administrative functions or to support the expansion of the functions necessary for the our future growth. Our inability to hire or retain key personnel could have a material adverse effect on our results of operations.

Interest rate movements may impact our earnings.

Through the operations of our banking subsidiary, Riverview Bank, the Corporation is exposed to interest rate risk since substantially all of its assets and liabilities are monetary in nature. Interest rate risk arises from market driven fluctuations in interest rates that affect cash flows, income, expense and value of financial instruments. Riverview Bank’s earnings, like that of most financial institutions, largely depend on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and investments, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

In an increasing interest rate environment, the cost of funds is expected to increase more rapidly than the interest earned on the loans and securities because the primary source of funds are deposits with generally shorter maturities than the maturities on loans and investment securities. This causes the net interest rate spread to compress and negatively impact profitability. Changes in interest rates also may adversely affect the bank’s loan and deposit growth and the quality of its loan portfolio. The Corporation actively manages its interest rate sensitivity positions. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income.

If Riverview Bank experiences loan losses in excess of its loan loss allowance, earnings will decrease.

Lending money is a substantial part of the business of Riverview Bank. However, every loan the bank makes carries a certain risk of non-payment. There is no assurance that the bank’s allowance for loan losses will be sufficient to absorb actual loan losses or that it will not experience significant losses in its loan portfolio that may require significant increases to the allowance for loan losses in the future.

Although the bank evaluates every loan that it makes against its underwriting criteria, the bank may experience losses by reasons of factors beyond its control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of the bank’s borrowers.

The bank determines the adequacy of its allowance of loan losses by considering various factors, including:

•	An analysis of the risk characteristics of various classifications of loans;

•	Previous loan loss experience;

•	Specific loans that would have loan loss potential;

•	Delinquency trends;

•	Estimated fair value of the underlying collateral;

•	Current economic conditions;

•	The views of the bank’s regulators; and

•	Geographic and industry loan concentration.

Changes in real estate values may adversely impact loans made by Riverview Bank that are secured by real estate.

A significant portion of the bank’s loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in Central Pennsylvania in Berks, Dauphin, Northumberland, Perry and Schuylkill counties as well as in Somerset County, Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional, or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in the bank’s market area, the value of the real estate collateral securing the bank’s loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material negative impact on our financial performance.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings.

We review our investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other than temporary. If we conclude that the decline is other than temporary, we are required to write down the value of that security through a charge to earnings. Changes in the expected cash flows of these securities and/or prolonged price declines have resulted and may result in our concluding in future periods that there is additional impairment of these securities that is other than temporary, which would require a charge to earnings to write down these securities to their fair value.

We may be affected by the practices of other financial institutions.

Financial institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. These transactions may expose us to credit risk in the event of a default by a counterparty or client. This credit risk could be exacerbated if the collateral held by us cannot be realized upon or is liquidated at prices insufficient to recover the full amount of our credit exposure. Such losses could have a material adverse effect on our financial condition and results of operations.

DESCRIPTION OF THE CORPORATION AND

RIVERVIEW BANK

The Corporation was formed on November 1, 2013 as a result of the consolidation of a prior entity, known as “Riverview Financial Corporation,” and Union Bancorp, Inc. to form the Corporation, also named Riverview Financial Corporation. The Corporation is a registered bank holding company and its sole business is to act as a holding company for Riverview Bank. The Corporation’s principal executive offices are located at 3901 North Front Street, Harrisburg, Pennsylvania 17110, and its main telephone number is (717) 957-2196.

Riverview National Bank was formed upon the consolidation of the charters of The First National Bank of Marysville and Halifax National Bank on December 31, 2008. Effective November 19, 2011, the bank converted its charter from a national banking association to a Pennsylvania state-chartered bank and changed its name to Riverview Bank. On November 1, 2013, Union Bank was merged into Riverview Bank as part of the consolidation of the Corporation and Union Bancorp, Inc. On December 31, 2015, Citizens National Bank of Meyersville was merged into Riverview Bank. Riverview Bank is headquartered in Marysville, Pennsylvania. Presently, Riverview Bank has a Marysville division, a Halifax Bank division, a Citizens Neighborhood Bank division and a wealth management division.

Riverview Bank is a full service commercial bank providing a wide range of services to individuals and small to medium sized businesses in its Central Pennsylvania market area of Berks, Dauphin, Northumberland, Perry and Schuylkill counties as well as in Somerset County, Pennsylvania. Riverview Bank’s commercial banking activities include accepting time, demand, and savings deposits and making secured and unsecured commercial, real estate and consumer loans.

DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The terms and conditions of the Riverview Financial Corporation Dividend Reinvestment and Stock Purchase Plan are presented below in a question and answer format. Shareholders who choose not to participate in the plan will continue to receive cash dividend payments, if and when cash dividends are declared and paid.

Purpose

1.	What is the purpose of the plan?

The plan provides shareholders of the Corporation with a convenient and economical method of investing cash dividends and making additional, voluntary cash payments to purchase shares of the Corporation’s common stock. Participants pay no brokerage commissions or service fees when they acquire shares of common stock through the plan.

Advantages

2.	What are the advantages of the plan?

Shareholders may:

•	Reinvest cash dividends and make voluntary cash payments to purchase additional shares of the Corporation’s common stock without paying service fees or brokerage commissions. In addition, the Corporation currently provides participants in the plan with up to a 5% discount on the purchase price of shares that would otherwise be paid by participants;

•	Invest the full amount of all cash dividends in shares of common stock including fractional shares, which also earn dividends under the plan; and

•	Regularly receive a detailed statement of account transactions.

Administration

3.	Who administers the plan for participants?

American Stock Transfer is the administrator of the plan and will act as agent for the participants. As agent for the participants, the administrator will:

•	Hold shares as agent for plan participants;

•	Keep and maintain records;

•	Provide detailed statements of account to participants; and

•	Perform other duties related to the plan.

Any notices, questions, or other communication relating to the plan should include the participant’s name and account number, as indicated on the statements received from Computershare, and should be directed as follows:

For transaction processing mail your request to:

American Stock Transfer and Trust Company LLC

P.O. Box 922

Wall Street Station

New York, N.Y. 10269-0560

ATT: Plan Administration Department

For inquiries regarding your account mail to:

American Stock Transfer and Trust Company LLC

6201 15th Avenue

Brooklyn, New York 11219

ATT: Shareholder Relations Department

Toll free number is: 1-800-278-4353

For Internet access: www.amstock.com

In the event that the administrator resigns or ceases to act as agent for the participants, the Corporation will make other arrangements, as it deems appropriate, for the administration of the plan. Furthermore, the Corporation may replace the administrator as agent at any time.

Participation

4.	Who is eligible to participate?

All shareholders of the Corporation are eligible to participate in the dividend reinvestment feature of the plan. However, only those shareholders who enroll at least 10% of their Corporation common stock in the plan are eligible to participate in the additional cash contribution feature of the plan. Subject to the foregoing requirement for voluntary cash contribution eligibility, shareholders may participate in the plan with respect to all or a percentage of the shares they own.

A broker or nominee that is a record owner of common stock may participate in the plan on behalf of one or more beneficial owners of shares in accordance with the rules and regulations established by the Corporation. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and you must contact your broker, bank, or other nominee for instructions on how to enroll these shares in the plan.

5.	How does an eligible shareholder become a participant?

All eligible shareholders may join the plan at any time by completing and signing an enrollment form and returning it to the administrator.

6.	What does the enrollment form provide?

The enrollment form authorizes the administrator, as the shareholder’s agent, to reinvest cash dividends on the designated shares to purchase shares of the Corporation’s common stock and, upon an eligible participant’s election, to purchase additional shares with voluntary cash payments.

7.	When may a shareholder join the plan?

A shareholder may join the plan at any time. If the administrator receives a properly completed enrollment form on or before a dividend record date, the administrator will commence to reinvest the cash dividends payable for the designated shares with the payment of the dividend to which that record date relates. Historically, the Corporation has declared and paid cash dividends on a quarterly basis. The Corporation reserves the right to change the dividend record and payment dates.

8.	Is partial participation possible under the plan?

Yes. Shareholders may enroll a portion of their shares in the plan. However, a shareholder must enroll at least 10% of his, her or its Corporation common stock in the plan in order to be eligible to make additional cash contributions to purchase shares through the plan.

9.	Is the right to participate in the plan transferable?

No. The right to participate in the plan is not transferable.

Purchases

10.	What is the source for shares of common stock purchased under the plan?

The administrator will purchase shares from the Corporation, in the open market, in privately negotiated transactions, or using a combination of these methods, as directed by the Corporation.

11.	How many shares of common stock will the administrator purchase for a participant under the plan?

The number of shares purchased depends on:

•	The amount of cash dividends to be reinvested;

•	The amount of any voluntary cash payments; and

•	The applicable purchase price of the common stock.

The administrator will credit each participant’s account with that number of shares, including any fractional shares computed to three (3) decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in Question 12. All cash dividends on shares held in a participant’s account, whether purchased through dividend reinvestment or voluntary cash payment, automatically are reinvested in additional shares of common stock.

12.	At what price will shares of common stock be purchased under the plan?

The administrator may purchase shares of common stock for the plan directly from the Corporation, in the open market, in privately negotiated transactions or using a combination of these methods. Shares acquired in the open market or in privately negotiated transaction will be made on arms-length terms. Shares purchased from the Corporation will be acquired at “fair market value”, which is determined by the average of the closing price for the Corporation’s stock for each of the 14 days preceding the date of purchase of such shares, as quoted by the OTCQX for the applicable date.

The price to be paid participants for shares is currently set at 95% of the weighted average of all prices actually paid for all shares for each investment date, regardless of the method of acquisition, excluding all fees, brokerage commissions, and expenses. The Board of Directors of the Corporation may, in its discretion, reduce or entirely remove the discount for plan purchases by giving at least 30 days prior written notice to participants. The available price discount may not exceed 5%.

13.	When will shares of common stock be purchased for a participant under the plan?

The administrator will use cash dividends (if any) and voluntary cash payments to purchase common stock on or about the 15th day of each month (the “Investment Date”). If the Corporation does not declare cash dividends for a related Investment Date, only the voluntary cash payments received by the administrator will be used by the administrator to purchase common stock on that Investment Date. Purchases of common stock by the administrator may occur over a number of trading days depending on the source of such shares. You will not receive any interest on cash dividends or voluntary cash payments pending the purchase of common stock by the administrator.

Voluntary Cash Payments

14.	Who is eligible to make voluntary cash investments?

All shareholders who have enrolled at least 10% of their Corporation common stock in the plan also may make voluntary cash payments to acquire shares of the Corporation’s common stock under the plan.

15.	What are the timing requirements and other limitations on voluntary cash payments?

Once enrolled in the plan, you may make voluntary cash payments to the administrator. Optional cash payments may be made monthly, but the minimum optional cash payment is forty dollars ($40.00) per month, and the maximum optional cash payment is one thousand seven hundred dollars ($1,700.00) per month. A participant is not required to invest the same amount each month. Participants are under no obligation to make optional cash payments. Optional cash payments received at least two (2) business days, but no more than twenty (20) business days, before an Investment Date will be applied by the Plan Agent to the purchase of stock on that Investment Date. The Plan Agent has the right to refuse to invest any optional cash payment received from a participant less than two (2) business days or more than twenty (20) business days before an Investment Date. Any optional cash payment received by the Plan Agent less than two (2) business days before an Investment Date shall be applied to the purchase of stock for the participant’s account on the next following Investment Date. An optional cash payment will not be deemed to have been made by a participant or received by the Plan Agent until the funds so contributed are actually collected.

You will not earn interest on your voluntary cash payments which are being held in collected funds to purchase additional shares of common stock. Optional cash payments will be returned to a participant upon written request to the Plan Agent, provided that the request is received by the Plan Agent at least five (5) business days prior to the next scheduled Investment Date. The Corporation reserves the right, in its sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

16.	How does the voluntary cash payment option work?

To make voluntary cash payment, a participant must submit a check drawn on a U.S. bank to the administrator along with an executed enrollment form which will accompany each statement of account. Participants must make checks drawn on a U.S. bank in U.S. currency payable to “American Stock Transfer, Plan Administrator”. The check should include the participant’s shareholder account number. Third party checks, checks not drawn on a U.S. bank, or checks sent without an executed enrollment form, an amended enrollment form, or written instructions will be returned. Do not send cash.

You also can authorize monthly automatic deductions from your bank account so long as each monthly automatic deduction meets the monthly minimum voluntary cash payment requirement. You can arrange for automatic deductions by mailing a properly completed enrollment form which you may request from the administrator. This feature allows you to make voluntary cash payments without having to write a check. If you elect to make ongoing voluntary cash payments by automatic deduction, you may change or terminate this election by writing to the administrator. Automatic deductions will be made on the 10th day of each month. Any changes to an automatic deduction must be received by the Plan Agent at least five (5) business days prior to the scheduled date of the automatic deduction.

If any check is returned to the administrator for insufficient funds or for any other reason or if the automatic debit is rejected, the administrator will consider the voluntary cash payment null and void and will immediately remove from the participant’s account any shares that were purchased based on that check or debit. The administrator also will be entitled to sell these shares to satisfy any uncollected amounts, including any service fee for the returned or rejected item. If the net proceeds of the sale of these shares are insufficient to satisfy these uncollected monies, the administrator can sell additional shares from the participant’s account to satisfy the uncollected balance.

The price of shares purchased using voluntary cash payments will be determined in accordance with the provisions of the plan (See Question 12). Voluntary cash payments made by check or other draft must clear prior to the investment date. Optional cash payments will be returned to a participant upon written request to the Plan Agent, provided that the request is received by the Plan Agent at least five (5) business days prior to the next scheduled Investment Date. The Company will not pay interest on voluntary cash payments pending the purchase of common stock.

Reports to Participants

17.	What kind of reports will be sent to participants in the plan?

Each participant in the plan will receive a statement of account approximately thirty (30) days after each quarter describing cash dividends and any voluntary cash payments received, the number of shares purchased, the price per share calculated in accordance with the terms and conditions of the plan, and the total shares accumulated under the plan. These statements will provide a record of the dates and costs of purchases. Participants should retain the statements for income tax purposes. Participants will also receive the Corporation’s annual reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends received and commission expenses paid on their behalf.

Share Certificates

18.	Will the administrator issue stock certificates for shares of common stock purchased?

The administrator will not issue stock certificates to participants for shares of common stock purchased under the plan. Instead, shares purchased under the plan will be held in the plan’s name for the benefit of participants. The number of shares credited to a participant’s account under the plan will be shown on the participant’s periodic statement of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. The administrator will issue certificates to participants for whole shares withdrawn from the plan, for which a service fee may be assessed. Upon withdrawal, the plan administrator will issue new certificates in the name of the participant.

19.	In whose name will certificates be registered when issued to participants?

Unless the participant directs otherwise, upon withdrawal from the plan, the administrator will issue whole shares in the name in which the participant maintains the plan account. If a participant requests that a certificate be issued in a different name, the request must bear the participant’s own signature. If the account is registered in multiple names, all signatures must appear on the request. Upon a participant’s death, the administrator will follow the instructions of the decedent’s personal representative upon submission of appropriate proof of authority.

Withdrawal of Shares in Plan Accounts

20.	How may participants withdraw shares purchased under the plan?

Participants may withdraw all or a portion of the whole Plan shares in their accounts by notifying the Plan Agent in writing to that effect and specifying in the notice the number of shares to be withdrawn. The participant should mail the notice of withdrawal to the administrator at the address provided on the account statement. The administrator may charge participants a fee to issue certificates for whole shares so withdrawn in the name of the participant. Certificates, or book entry shares, for whole shares of stock so withdrawn will be registered in the name of the participant and issued to the participant or, at the participant’s election, to the participant’s broker, within fifteen (15) days of the Plan Agent’s receipt of notice of withdrawal. Certificates, or book entry shares, for fractional shares will not be issued under any circumstances. The administrator will continue to reinvest cash dividends on shares remaining in the participant’s account.

21.	May participants request that the administrator sell the shares purchased by the plan and held in their plan account?

A participant may sell all or a portion of the shares credited to his or her account. There is a $15.00 transaction fee and $0.12 cents commission for each share sold. Sales are usually done on a daily basis. If the sale request is received by 4pm via the toll free number set forth for the Plan agent above, or online at the website address provided above, or by 12 noon by direct mail, the sale will be done on the next business day shares are traded. Any requests received after 4pm or 12 noon will be processed the following business day. A check for the proceeds of the sale will be mailed to the participant at the address of record. Participants will receive form 1099b at the end of the year for tax reporting.

Termination of Participation in Dividend Reinvestment Plan

22.	How does a participant terminate participation in the plan?

Participation in the plan is entirely voluntary. Participants may terminate their participation at any time by sending the notice of withdrawal to the administrator indicating their desire to terminate their participation in the plan. When a participant terminates his or her participation in the plan or upon termination of the plan by the Corporation, the administrator will deliver to the participant (i) a certificate for all whole Plan shares held under the Plan unless the participant elects to have such shares held in “street name” by the participant’s broker, (ii) a check representing any uninvested dividends and optional cash payments as of termination, and (iii) a check in lieu of the issuance of a fractional share, equal to the net proceeds from the sale of such fractional share or the fractional share multiplied by the Fair Market Value per share of the stock as of termination, depending upon whether funds are derived from an open market transaction or otherwise or (iv) direct the Plan agent to sell all full and fractional shares in which case shares will be sold on the open market at the current market price. Sales proceeds will be mailed to the participant on the settlement date of the sale. There is a $15.00 transaction fee and commission of $0.12 per share which will be deducted from the proceeds of the sale.

If your request to terminate participation is received more than three (3) business days prior to any dividend payment date then that dividend will be paid out in cash and not reinvested. If your request to terminate participation is received less than three (3) business days prior to any payment date then that dividend will be reinvested. However, all future dividends will be paid out in cash on all balances. Any notice of termination received less than five (5) business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the participant’s account. A shareholder may elect to re-enroll in the plan at any time.

The Corporation in its sole discretion may at any time by notice in writing mailed to a participant terminate a participant’s interest in the Plan, in which case the participant shall be treated as though he had terminated participation in the Plan as of the date of mailing of the notice.

Federal Income Tax Information

23.	What are the federal income tax consequences of participation in the plan?

This section discusses the federal income tax information connected with the plan, based on current federal tax laws applicable to United States citizens or residents. If federal tax laws change in the future, the following may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular transactions, especially if you may be covered by other tax rules.

For federal income tax purposes, a participant in the plan will be treated as having received, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are actually paid in cash, withheld for the payment of taxes, or invested in additional shares of common stock pursuant to the plan. Additionally, the participant will be deemed to have received taxable income to the extent of the discount to the purchase price of the shares purchased under the plan and to the extent the Corporation pays commissions and other brokerage expenses in purchasing shares on the participant’s behalf.

The per share tax basis of shares acquired for a participant under the plan will be the purchase price per share reported on the periodic statement of account supplied to each participant after each applicable investment date, adjusted to include the amount of commissions and other brokerage expenses paid on behalf of the participant and to exclude any discount a participant receives under the plan, as reported in the Internal Revenue Service information referred to in Question No. 17 above. For instance, if the plan purchases $100 of the Corporation’s common stock under the plan for a participant and pays a $1 for brokerage commissions and discounts the purchase price by 5%, the participant’s per share tax basis in the shares will be $101 even though the price paid by the participant under the plan was $95.

The holding period for shares acquired pursuant to the plan will begin on the day after the date the shares are acquired for a participant’s account. When a participant is subject to federal income tax withholding on dividends, and when a foreign participant’s taxable income under the plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

While the matter is not free from doubt, we intend to take the position that the administrative expenses of the plan, which are to be paid by us, are not constructive dividends to plan participants. For tax reporting purposes, each participant will receive from the administrator a Form 1099-DIV (mailed on or before January 31 of the following year), which will show the total dividend income to the participant.

We believe that participants will not realize any taxable income upon receipt of certificates for whole shares held in their plan account, either upon the withdrawal of shares from the plan or upon termination of participation in the plan.

Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction.

The above summary may not apply to certain participants in the plan, such as tax-exempt entities, tax-deferred entities (e.g., IRAs) and foreign shareholders. Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

Other Information

24.	What happens if the Corporation declares a stock dividend or effects a stock split?

The administrator will add any shares issued in connection with a stock dividend or stock split on common stock held under the plan to the participant’s account. Stock dividends or split stock distributed on shares held outside of the Plan will be mailed directly to the participant.

25.	If the Corporation issues a rights offering, how will a participant’s entitlement be computed?

A rights offering is when a corporation issues rights to its existing shareholders to buy a proportional number of additional shares of common stock at a given price. A participant’s entitlement in a rights offering is based upon his or her total holdings, including the shares held in the participant’s plan account, in the same manner as dividends are currently computed. The Corporation will issue rights certificates for the number of whole shares only, and will sell rights based on the fractional shares held in a participant’s account. The administrator will mail the proceeds of the sale of fractional certificates, less commissions and taxes, if any, directly to the participant.

26.	How are shares in a participant’s account voted at a meeting of the shareholders?

If, on a record date for a meeting of shareholders, there are shares in a participant’s account, the administrator will send proxy materials for the meeting to the participant. A participant is entitled to vote all whole shares of common stock credited to his or her account.

27.	What are the responsibilities and liabilities of the Corporation and the plan administrator?

The Corporation and the plan administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including, without limitation, any claims of liability:

•	arising out of a failure to terminate a participant’s account upon his or her death; or

•	with respect to the prices at which shares are purchased or sold, the times when purchases or sales are made, the manner in which purchases or sales are made, the decision whether to purchase shares on the open market or from the Corporation, and fluctuations in the fair market value of the stock.

The Corporation cannot assure that participants will make a profit on, or protect participants against a loss from, the common stock purchased for participants under the plan. All transactions in connection with the plan will be governed by the laws of the Commonwealth of Pennsylvania and are subject to all applicable federal tax or securities laws.

28.	May the plan be amended, modified or discontinued?

Yes. The Board of Directors of the Corporation, at its discretion, may amend, modify, suspend or terminate the plan, including any discount on the purchase price of shares acquired through the plan, and will endeavor to notify participants of any amendment, modification, suspension or termination. The Corporation may, for whatever reason, at any time, as it may determine in its sole discretion, terminate a participant’s participation in the plan after mailing a notice of intention to terminate to the participant at the participant’s address as it appears on the plan administrator’s records. In addition, the Corporation may adopt reasonable procedures for the administration of the plan. The Corporation has the sole authority to interpret the plan in the manner that it deems appropriate in its absolute discretion.

29.	Who will bear the costs of the purchases made under the plan?

The Corporation will pay all costs of administration of the plan. Participants will incur no brokerage commissions or other fees for purchases of shares under the plan.

30.	May a participant pledge shares purchased under the plan?

No. A participant who wishes to pledge shares credited to a plan account must request the withdrawal of the shares in accordance with the procedures outlined in response to Question No. 20 above.

USE OF PROCEEDS

The Corporation is unable to predict the number of shares of common stock that will be purchased under the Plan and how many of those purchases will be made through shares issued directly by the Corporation or from the open market or privately negotiated purchases, or the prices at which such shares will be purchased. The Corporation receives no proceeds from the issuance to Plan participants of common stock acquired through open market or privately negotiated purchases. Where shares issued under the Plan have been acquired directly from the Corporation, the net proceeds to the Corporation from the sale of such stock will provide additional equity capital to the Corporation to support its growth and the growth of Riverview Bank.

DESCRIPTION OF THE CORPORATION’S COMMON STOCK

The rights of the Corporation’s shareholders are governed by Pennsylvania law, including the BCL, and the Corporation’s articles of incorporation and bylaws. A summary description of the Corporation’s common stock follows.

Authorized Capital; Dividend and Liquidation Rights.

The authorized capital stock of the Corporation consists of five million (5,000,000) shares of common stock, no par value per share, and three million (3,000,000) shares of preferred stock, no par value per share. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Corporation’s board may issue preferred stock having such rights, preferences and other terms as they may determine without shareholder approval. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities.

Special Meeting of Shareholders

Special meetings of the shareholders may be called only by (i) the CEO, (ii) the Executive Committee of the Board, or (iii) by resolution of the Board. Special meetings may not be called by shareholders.

Preemptive Rights

There are no preemptive rights with respect to the common stock of the Corporation.

Shareholder Nomination of Directors

Under the Corporation’s bylaws, any shareholder who intends to nominate or cause to have nominated any candidate for election to the Corporation’s board of directors (other than any candidate proposed by the Corporation’s then existing board of directors) is required to notify the secretary of the Corporation, in writing, not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. The notice must contain the following information, to the extent known by the notifying shareholder: (1) the name and address of each proposed nominee; (2) the age of each proposed nominee; (3) the principal occupation and address of the place of business of each proposed nominee; (4) the number of shares of the Corporation’s stock owned by each proposed nominee; (5) the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; (6) the name and residence address of the notifying shareholder; and (7) the number of shares of the Corporation’s stock owned by the notifying shareholder.

Any nominations for a director not made in accordance with the Corporation’s bylaws will be disregarded and any votes cast for each such nominee will be disregarded. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with the Corporation’s bylaws, the nomination will be honored and all votes cast for such nominee will be counted.

Number and Classification of Directors

The number of directors of the Corporation may not be more than twenty five (25) or less than seven (7), as fixed by a resolution of the board of directors from time to time, and directors are divided into three (3) classes (Class I, II and III) with each class as nearly equal in number as possible.

Election of Directors; Cumulative Voting

At each annual meeting of the shareholders of the Corporation, the shareholders of the Corporation elect directors to succeed those directors whose terms expire at such meeting. The term of each class of directors is staggered so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified. There are no cumulative voting rights with respect to the election of directors of the Corporation. The Corporation’s shareholders do not have cumulative voting rights with respect to the election of directors.

Director Qualifications

To qualify to serve as a director of the Corporation, a person (i) may not have attained the age of seventy (70) on or before the meeting at which directors are to be elected; and (ii) must beneficially own no less than two thousand (2,000) shares of the Corporation’s common stock (except for the initial directors of the Corporation).

Vacancies

Vacancies on the Corporation’s board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority of the remaining members of the board of directors, or by a sole remaining director, though less than a quorum, and each person so appointed will be a director until the expiration of the term of office of the class of directions to which he was appointed.

Special meetings of the Board

There is no express requirement for a special meeting of the board of directors in the Corporation’s articles of incorporation or bylaws. An organizational meeting of the board of directors of the Corporation may be held immediately following the annual shareholders’ meeting without the necessity of notice to the directors to constitute a legally convened meeting.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. The Corporation is a registered corporation whose shares are subject to these provisions.

Amendment of Articles of Incorporation

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Article 8 (composition of board of directors), Article 9 (no cumulative voting rights for the election of directors or otherwise), Article 10 (no preemptive rights), Article 11 (factors of consideration for best interest determination), Article 12 (approval of a merger, merger, share exchange or transfer of assets), Article 13 (exemption from monetary damages for directors in certain cases), Article 14 (action and meeting of shareholders), and Article 15 (amendment to the articles of incorporation) of the Corporation’s articles of incorporation may not be amended except upon the approval of the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares entitled to vote at a meeting duly called and held, or such greater vote as required by law. Notwithstanding the foregoing, if at least seventy percent (70%) of the members of the board of directors of the Corporation who have been in office for at least one year, at the time of proposal of the amendment approve the amendment at a duly called and held meeting of the board of directors, the amendment will be approved pursuant to the applicable provisions of the PBCL (i.e., a majority of the votes cast).

Amendment of Bylaws

the Corporation’s bylaws may be altered, amended or repealed by the affirmative vote of the majority of the whole number of directors, subject, however, to the power of the shareholders to make, amend, alter, change or repeal the bylaws by the affirmative vote of the holders of not less than seventy percent (70%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

Required Vote for Certain Business Combinations.

Under the Corporation’s articles of incorporation, the affirmative vote of at least seventy percent (70%) of the outstanding shares of the Corporation (or such greater vote as required by law) is required to approve any (a) merger of the Corporation with or into any other corporation, person or entity (collectively, a “Person”), pursuant to which the approval of the shareholders of the Corporation would be required under the PBCL; (b) share exchange in which a Person acquires the issued and outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders; (c) sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other Person; or (d) transaction similar to, or having a similar effect as, any of the foregoing transactions. Such shareholder approval, however, is not required for any transaction that is approved in advance by seventy percent (70%) of the members of the Corporation’s board of directors who have been in office for at least one at a meeting duly called and held, in which case approval of any such transaction is required to be obtained in accordance with the applicable provisions of the PBCL (i.e., a majority of the votes cast).

EXPERTS

The consolidated financial statements of the Corporation as of and for the years ended December 31, 2015 and 2014, have been incorporated by reference herein in reliance upon the reports of Smith Elliott Kearns & Company, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Barley Snyder LLP, 126 East King Street, Lancaster, Pennsylvania 17602, legal counsel to the Corporation, will pass upon the validity of the common stock offered pursuant to the Plan, certain tax matters in connection with the Plan, and certain other legal matters.

WHERE TO FIND MORE INFORMATION

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as required by Section 15(d) thereof, and in accordance therewith files reports and other information with the SEC. Reports, proxy and information statements and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, like the Corporation, that file electronically with the SEC. The address of the SEC Web site is http.//www.sec.gov.

The Corporation has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This document does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Corporation and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the SEC at the addresses set forth above or through the SEC Web site. Statements made in this document concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Some of the information that you may want to consider in deciding whether to purchase shares of common stock is not physically included in this document, but rather is “incorporated by reference” to documents that have been filed by the Corporation with the SEC. As permitted by the SEC, the following documents are incorporated by reference in this document:

1.	The Corporation’ Annual Report on Form 10-K for the year ended December 31, 2015, filed March 30, 2016;

2.	All other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2015; and

All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the termination of the offering of the securities made by this document shall be deemed to be incorporated by reference in this document and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

The Corporation hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this document has been delivered, on the written or oral request of any such person, a copy of any and all of the documents referred to above that have been incorporated by reference in this prospectus. Requests for such copies should be directed to Theresa Wasko, Chief Financial Officer, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110; 717-827-4043.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Corporation, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred by Riverview Financial Corporation in connection with the issuance and distribution of the shares being registered:

Registration Fee	88
Printing Expenses	2,000
Accounting Expenses	2,000
Legal Expenses	7,500

TOTAL	$11,588

Item 15. Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of the Registrant provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant) is asserted be such directors, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Barley Snyder, LLP re: legality

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Barley Snyder, LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (Included as part of the signature page)

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania on May 31, 2016.

RIVERVIEW FINANCIAL CORPORATION

/s/ Kirk D. Fox
By: Kirk D. Fox
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Kirk D. Fox and Brett D. Fulk, as their true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-3 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates listed.

Signature	Title	Date

/s/ Daniel R. Blaschak Daniel R. Blaschak	Director	May 31, 2016

/s/ Joseph D. Kerwin Joseph D. Kerwin	Director	May 31, 2016

/s/ John M. Schrantz John M. Schrantz	Director	May 31, 2016

/s/ David A. Troutman David A. Troutman	Director	May 31, 2016

/s/ Felix E. Bartush Felix E. Bartush	Director	May 31, 2016

/s/ Albert J. Evans Albert J. Evans	Director	May 31, 2016

/s/ Arthur M. Feld Arthur M. Feld	Director	May 31, 2016

Signature	Title	Date

/s/ Kirk D. Fox Kirk D. Fox	Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2016

/s/ R. Keith Hite R. Keith Hite	Director	May 31, 2016

David W. Hoover	Director

/s/ James G. Ford, II James G. Ford, II	Director	May 31, 2016

/s/ Brett D. Fulk Brett D. Fulk	President and Director	May 31, 2016

/s/ Howard R. Greenawalt Howard R. Greenawalt	Director	May 31, 2016

/s/ William C. Yaag William C. Yaag	Director	May 31, 2016

/s/ Timothy E. Resh Timothy E. Resh	Director	May 31, 2016

/s/ Theresa M. Wasko Theresa M. Wasko	Chief Financial Officer (Principal Accounting and Financial Officer)	May 31, 2016

EXHIBIT INDEX

Required Exhibits

Number	Title

5.1	Opinion of Barley Snyder, LLP re: legality

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Barley Snyder, LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page)